Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan of our report dated June 6, 2013 relating to the consolidated financial statements as of March 31, 2013 and 2012 and for each of the years in the three-year period ended March 31, 2013 of Clifton Savings Bancorp, Inc. included in the Clifton Bancorp Inc. 424(b)(3) prospectus dated February 6, 2014 filed with the Securities and Exchange Commission.

/s/ ParenteBeard LLC

Allentown, Pennsylvania

April 3, 2014